                                                                 EXHIBIT (23)(E)
CONFIDENTIAL

August 31, 1995

Board of Directors
First Fidelity Bancorporation
550 Board Street
Newark, NJ 07102

Re: Joint Proxy Statement/Prospectus of First Fidelity Bancorporation and First Union Corporation

Gentlemen and Madame:

     Attached is our opinion letter dated September 5, 1995 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of First Fidelity Bancorporation (the "Company") of the exchange ratio of 1.35 shares of Common Stock, par value $3.33 1/3 per share, of First Union Corporation ("First Union") to be received for each Share (the "Exchange Ratio") in the merger (the "Merger") pursuant to the Agreement and Plan of Merger dated as of June 18, 1995 among First Union, First Union Corporation of New Jersey (formerly PKC, Inc.), a wholly-owned subsidiary of First Union, and the Company (the "Agreement").

     The foregoing letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinions of Financial Advisors", "The
Merger -- Reasons", and "The Merger -- Opinions of Financial Advisors" and to the inclusion of the foregoing opinion in the above mentioned Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
                                    Very truly yours,
                                    GOLDMAN, SACHS & CO.